FOR IMMEDIATE RELEASE

Randolph W. Carson Elected to Nordson Corporation Board of Directors

WESTLAKE, Ohio – April 28, 2009 – Nordson Corporation (Nasdaq: NDSN) today announced that Randolph (Randy) W. Carson has been elected as a member of the company’s board of directors. Carson has more than 35 years of leadership experience working for diversified global industrial companies, most recently as chief executive officer of Eaton Corporation’s $8 billion electrical business unit.

“We are pleased to welcome Randy to the company’s board of directors,” said Edward P. Campbell, Nordson’s chairman, president and chief executive officer. “Randy is a talented executive with substantial global experience and a demonstrated track record of growing businesses, organically and via strategic acquisitions. His knowledge and direction of innovation and R&D processes will be valuable additions to the board and will aid Nordson in maintaining and expanding its competitive advantage in many different markets. I am confident Randy’s commitment to performance improvement and value creation will prove beneficial to Nordson and its shareholders.”

Carson’s appointment brings the total number of Nordson Directors to 12.

Carson, 59, holds a B.S. degree in electrical engineering from Valparaiso University. Prior to Eaton, he progressed through a series of executive management positions with Rockwell International. Earlier this year Carson announced his retirement from Eaton effective May 1, 2009. He also serves on the board of directors for Fairchild Semiconductor International.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in 32 countries.

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Media Contact:
James R. Jaye, Director, Communications and Investor Relations
(440) 414-5639 jjaye@nordson.com